EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-100116) and Form S-8 (No. 333-65376) of Accenture Ltd of our report dated December 20, 2002 relating to the financial statements of the Accenture Ltd 2001 Employee Share Purchase Plan as of and for the year ended August 31, 2002, which report appears in this Form 10-K/A of Accenture Ltd.

/s/    KPMG LLP
Chicago, Illinois
December 20, 2002